Exhibit 97.1

This Dodd-Frank Clawback Policy was approved by the Chevron Corporation Board of Directors on July 25, 2023.

CHEVRON CORPORATION DODD-FRANK CLAWBACK POLICY

PURPOSE

This Policy of Chevron Corporation (“Chevron”) is intended to comply with, and as applicable to be administered and interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act, and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, the “Listing Standards”).

Each Covered Executive shall be required to sign and return to Chevron the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms and comply with this Policy.

DEFINITIONS

As used in this Policy, the following definitions shall apply.

1.“Accounting Restatement” shall mean any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

2.“Covered Executive” means Chevron’s “executive officers” as defined in the Listing Standards.

3.“Effective Date” is October 2, 2023.

4.“Erroneously Awarded Compensation” shall mean, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Incentive-Based Compensation Received that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements, computed without regard to any taxes paid.
5.A “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing Chevron’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within Chevron’s financial statements or included in a filing with the U.S. Securities and Exchange Commission (“SEC”) to qualify as a “Financial Reporting Measure.” For purposes of this Policy, “Financial Reporting Measure” also includes, but is not limited to, stock price and total stockholder return.

6.“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on Chevron’s attainment of a Financial Reporting Measure that was Received by a person (i) on or after the Effective Date and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive Based Compensation. Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.
7.“Recovery Period” means the three completed fiscal years immediately preceding the date that Chevron is required to prepare the Accounting Restatement, as well as any “transition period” as prescribed under the Listing Standards.

8.“Restatement Date” shall mean the earlier to occur of (i) the date Chevron’s Board of Directors (the “Board”), a committee of the Board or the officers of Chevron authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulatory or other legally authorized body directs the issuer to prepare an Accounting Restatement.

RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

It is the policy of Chevron that, in the event Chevron is required to prepare an Accounting Restatement of Chevron’s financial statements, Chevron will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.
Chevron need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Management Compensation Committee of the Board (the “Committee”) determines that such recovery is impracticable and not required under the Listing Standards, including if the Committee determines that recovery would be impracticable due to the following:

1.The direct expense paid to a third party to assist with enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts, documenting such attempts and providing such documentation to the NYSE;

2.Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, Chevron has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or

3.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Chevron, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

INDEMNIFICATION PROHIBITION

Chevron shall not be permitted to indemnify any Covered Executive against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to Chevron’s enforcement of its rights under this Policy. Further, Chevron shall not be permitted to enter into any agreement that exempts any Incentive- based Compensation from the application of this Policy or that waives Chevron’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on, or after the Effective Date).

ADMINISTRATION; INTERPRETATION

This Policy is administered by the Committee. Any determinations made by the Committee, including without limitation the amount to be recovered, shall be final and binding on all affected individuals. The Committee is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

AMENDMENT; TERMINATION

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule, or the rules or standards adopted by a national securities exchange on which Chevron’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this provision to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by Chevron contemporaneously with such amendment or termination) cause Chevron to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which Chevron’s securities are listed.

OTHER RECOUPMENT RIGHTS
The Committee intends that this Policy will be applied to the fullest extent permitted by law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Chevron under applicable law, regulation, or rule, or pursuant to the terms of any similar policy in any employment agreement, individual retention agreement, equity award agreement, or plan or award terms, or similar agreement and any other legal remedies available to Chevron.

SUCCESSORS

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

CHOICE OF LAW

This Policy and all rights and obligations hereunder are governed by and construed in accordance with the laws of the State of California, but without regard to its conflict of law rules.

SEVERABILITY

The provisions in this Policy shall be deemed severable and the validity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

APPROVED: Board of Directors DATE: July 25, 2023

Exhibit A

CHEVRON CORPORATION
DODD-FRANK CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Dodd-Frank Clawback Policy (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Policy”) of Chevron Corporation (“Chevron”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with Chevron. In the event of any inconsistency between the Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by promptly taking any action necessary to return any Erroneously Awarded Compensation (as defined in the Policy) to Chevron to the extent required by, and in a manner permitted by, the Policy.

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